ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number 00002343053-10
Ross Miller Secretary of State State of Nevada	Filing Date and Time 06/30/2009 4:25 PM
	Entity Number C21497-1997

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Voice Mobility International, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

RESOLVED, that there is hereby established a series of the Corporation's preferred stock, par value $0.001 per share, to be designated the "Series C Non Voting Convertible Preferred Stock" and to the extent that the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of such series, are not fixed by the amended Articles of Incorporation of the Corporation, they are hereby fixed as set forth in Exhibit 1 attached hereto; and

RESOLVED, that the number of Series C Non Voting Convertible Preferred Stock authorized shall be 20,000,000 shares and there are no shares of Series C Non Voting Convertible Preferred Stock currently outstanding.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 7-1-08

EXHIBIT 1

CERTIFICATE OF DESIGNATION, PREFERENCES, AND RIGHTS OF SERIES C NON VOTING CONVERTIBLE PREFERRED STOCK OF VOICE MOBILITY INTERNATIONAL, INC.

1. Designation and Amount

20,000,000 shares of preferred stock, $0.001 par value per share, is hereby constituted as a series of the preferred stock of Voice Mobility International, Inc., a Nevada corporation (the "Corporation") which shall be designated as the Series C Non Voting Convertible Preferred Stock (the "Series C Preferred"), the preferences and rights of which and the qualifications, limitations and restrictions of which are set forth herein.

2. Liquidation, Dissolution or Winding-Up Rights

In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of the Series C Preferred shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, before payment or distribution of any of such assets to the holders of the shares of common stock in the capital of the Corporation (the "Common Stock") or any other class or series of the Corporation's capital stock designated to be junior to the Series C Preferred, an amount equal to $0.35 per share of Series C Preferred (which amount shall be subject to equitable adjustment whenever there shall occur a combination of shares, reclassification, subdivision, consolidation or other similar event with respect to Series C Preferred), and thereafter the assets of the Company will be distributed to the holders of the Common Stock. If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series C Preferred of all amounts distributable to them under this section, then the entire assets of the Corporation available for such distribution shall be distributed rateably among the holders of the Series C Preferred.

3. Conversion

The holders of the Series C Preferred shall have conversion rights as follows (the "Conversion Rights"):

(a) Right to Convert

Each share of the Series C Preferred shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such shares into one (1) fully paid and non-assessable share of Common Stock (the "Exchange Ratio"). The Exchange Ratio shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Series C Preferred is convertible, as hereinafter provided.

(b) Mechanics of Conversion

Before any holder of the Series C Preferred shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly executed and endorsed in blank (or accompanied by duly executed stock powers duly endorsed in blank), in each case in proper form of transfer, with signatures guaranteed, and, if applicable, with all stock transfer and any other required documentary stamps affixed thereto (the "Endorsed Certificates"), at the office of the Corporation or of any transfer agent for the Series C Preferred, and shall give 61 calendar days written notice to the Corporation at such office (the "Notice") that such holder elects to convert the same and shall state therein the name of such holder or the name or names of the nominees of such holder in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of the Series C Preferred, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made on the close of business on the sixty-first (61st) day following receipt of the Notice. The person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(c) Adjustments to Conversion

(i) Adjustment for Subdivisions, Combinations or Consolidations of Common Stock

A. Subdivisions or Stock Splits

In the event the outstanding shares of Common Stock shall be subdivided or split, by reclassification or otherwise (collectively, the "Subdivisions"), into a greater number of shares of Common Stock, the Exchange Ratio in effect immediately prior to such Subdivisions shall be changed such that the number of shares of Common Stock issuable upon conversion shall be determined in accordance with the following calculation:

X=Y(N)

Whereas:

X=the number of shares of Common Stock resulting from the conversion
Y=the number of Series C Preferred to be converted
N=the Subdivision ratio expressed as a fraction

B. Combinations or Consolidations

Except as limited below, in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise (collectively, the "Consolidations"), into a lesser number of shares of Common Stock, the Exchange Ratio in effect immediately prior to such

Consolidations shall be changed such that the number of shares of Common Stock issuable upon conversion shall be determined in accordance with the following calculation:

X=Y(N)

Whereas:

X=the number of shares of Common Stock resulting from the conversion
Y=the number of Series C Preferred to be converted
N=the Consolidation ratio expressed as a fraction

Notwithstanding the foregoing, no adjustment for a Consolidation shall be made unless the Consolidation or Consolidations result in a cumulative decrease in the number of outstanding shares of Common Stock on at least a one (1) for five (5) basis, and thereafter each subsequent Consolidation shall effect the Exchange Ratio without such limitation.

(ii) Change in Control, Merger or Sale of Assets

If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, recapitalization, reclassification or exchange of shares provided for elsewhere in this Section 3) or a consolidation or merger of the Corporation, or a sale of all or substantially all of the assets of the Corporation, other than a merger, consolidation or sale of all or substantially all of the assets of the Corporation in a transaction in which the shareholders of the Corporation immediately prior to the transaction possess more than 50% of the voting securities of the surviving entity (or parent, if any) immediately after the transaction (a "Change in Control"), then, as a part of and as a condition to such Change in Control, prompt notice of such Change in Control shall be delivered to the holders of shares of the Series C Preferred (the "Change in Control Notice") and provision shall be made so that the holders of the Series C Preferred shall thereafter be entitled to receive upon conversion of the shares of the Series C Preferred the same kind and amount of stock or other securities or property (including cash) of the Corporation, or of the successor corporation resulting from such Change in Control, to which such holder would have been entitled if such holder had converted its shares of the Series C Preferred immediately prior to the effective time of such Change in Control. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 (including adjustment of the Exchange Ratio then in effect and the number of shares of Common Stock or other securities issuable upon conversion of the shares of the Series C Preferred) shall be applicable after such Change in Control in as nearly an equivalent manner as may be practicable.

The provisions of this Section 3(c)(ii) shall not apply to any reorganization, merger or consolidation involving:

A. only a change in the state of incorporation of the Corporation;

B. a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation which is incorporated in the United States of America; or

C. an acquisition by merger, reorganization, consolidation or asset purchase of another corporation which is incorporated in the United States of America and which is engaged in a business similar to or related to the business of the Corporation, in a transaction in which the voting shares of the Corporation outstanding immediately before the transaction constitute a majority of the voting shares of the surviving corporation and the surviving corporation operates as a going concern;

provided that in any of the foregoing circumstances the reorganization, merger, or consolidation does not involve a change in the terms of the Series C Preferred or the terms of the Common Stock.

(d) No Impairment

The Corporation shall not, by amendment of its Articles of Incorporation, as amended, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Preferred against impairment.

(e) Certificate as to Adjustments

Upon the occurrence of each adjustment or readjustment of the Exchange Ratio pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each affected holder of the Series C Preferred, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. Upon the written request at any time of any affected holder of the Series C Preferred, the Corporation shall furnish to such holder a like certificate setting forth:

(i) such adjustments and readjustments;

(ii) the Exchange Ratio in effect at the time; and

(iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon conversion of the Series C Preferred.

(f) Closing of Books

The Corporation shall at no time close its transfer books against the transfer of any of the Series C Preferred, or of any shares of Common Stock issued or issuable upon the conversion of the Series C Preferred in any manner which interferes with the timely conversion or transfer of such Series C Preferred.

4. Voting Rights

The holders of the Series C Preferred shall have no voting rights except as otherwise provided by law or as set forth in the Corporation's Articles of Incorporation, as amended.

5. Dividends

The holders of the Series C Preferred shall not be entitled to receive any dividend, however, the Board of Directors may at any time, and from time to time, declare a dividend with respect to such shares in their sole discretion.

6. Redemption and Retraction

(a) Retraction at the Option of the Holder

(i) Other than in the event of any proceedings with respect to the Corporation commenced under the *Companies Creditors Arrangement Act* (Canada) or any other bankruptcy, insolvency or analogous laws, in which case the holder may exercise the rights pursuant to this section at any time, following the ten (10) year anniversary of the date of issuance of the Series C Preferred, a holder of the Series C Preferred may upon written notice to the Corporation (a "Retraction Notice"), notify the Corporation of its exercise of the retraction option pursuant to this section, and cause the Corporation to retract (unless otherwise prevented by law) some or all of such outstanding shares, out of funds legally available therefore, at an amount per Series C Preferred equal to \$0.35 (the "Retraction Price"). Such holder shall include with the Retraction Notice the Endorsed Certificates representing such shares. Upon receipt of the Retraction Notice and the Endorsed Certificates, the Corporation shall pay the Retraction Price to the holder of the Series C Preferred to be retracted within five (5) business days of receipt of such documents (the "Retraction Date") and the surrendered certificate shall be cancelled. In the event fewer than all of the shares represented by any such certificate are retracted, the Corporation shall issue a new certificate representing the unretracted shares.

(ii) Except as limited below, in the event the outstanding shares of Common Stock are subject to one or more Subdivisions or Consolidations, the Retraction Price shall be proportionately decreased or increased, respectively, concurrently with the effectiveness of such Subdivisions or Consolidations. Notwithstanding the foregoing, no adjustment for a Consolidation shall be made to the Retraction Price unless the Consolidation or Consolidations result in a cumulative decrease in the number of outstanding shares of Common Stock on at least a one (1) for five (5) basis, and thereafter each subsequent Consolidation shall effect the Retraction Price without such limitation.

(iii) To the extent that the Corporation is prevented by law from retracting the Series C Preferred for which the Corporation has received a Retraction Notice, the Corporation shall retract such Series C Preferred as soon as it is legally permitted to effect such retraction.

(b) Redemption at the Option of the Company

(i) The Corporation may, at any time, and upon thirty (30) days (the "Redemption Date") following receipt of written notice to the holders of the Series C Preferred (a "Redemption Notice"), notify the holders of its exercise of the redemption option pursuant to this section, and cause the Corporation to redeem (unless otherwise prevented by law) some or all of such outstanding Series C Preferred, out of funds legally available therefore, at an amount per Series C Preferred equal to $0.35 (the "Redemption Price") on a pro rata basis. The Redemption Notice shall be couriered to each holder of Series C Preferred at the address last shown on the records of the Corporation for such holder, specifying the number of Series C Preferred to be redeemed from each holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the price designated, its certificates or certificates representing such holder's shares to be redeemed.

(ii) Except as limited below, in the event the outstanding shares of Common Stock are subject to one or more Subdivisions or Consolidations, the Redemption Price shall be proportionately decreased or increased, respectively, concurrently with the effectiveness of such Subdivisions or Consolidations. Notwithstanding the foregoing, no adjustment for a Consolidation shall be made to the Redemption Price unless the Consolidation or Consolidations result in a cumulative decrease in the number of outstanding shares of Common Stock on at least a one (1) for five (5) basis, and thereafter each subsequent Consolidation shall effect the Redemption Price without such limitation.

(iii) Except as provided herein, on or after the applicable Redemption Date, such holder of the Series C Preferred to be redeemed shall surrender to the Corporation the Endorsed Certificates representing such shares, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such Endorsed Certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event fewer than all of the shares represented by any such certificates are redeemed, a new certificate shall be issued representing the Series C Preferred not subject to the Redemption Notice.

(iv) From and after the applicable Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of holders of the Series C Preferred designated for redemption in the Redemption Notice (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease with respect to such shares at such time, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever save and except that the holders of the Series C Preferred designated for redemption in the Redemption Notice may convert any Series C Preferred not yet converted into such number of shares of Common Stock as determined in accordance with Section 3 hereof at any time on or prior to the Redemption Date. If the funds of the Corporation legally available

for redemption of the Series C Preferred on the applicable Redemption Date are insufficient to redeem the total number of Series A Preferred to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares rateably among the holders of the Series C Preferred. The Series C Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided thereby. At any time thereafter when additional funds of the Corporation are legally available for the redemption of the Series C Preferred, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obligated to redeem on the applicable Redemption Date.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer this 29 day of June, 2009.

VOICE MOBILITY INTERNATIONAL, INC.

Per: ______________________

Authorized Signatory